EXHIBIT 99.2

Verso Paper Corp.
6775 Lenox Center Court, Suite 400
Memphis, Tennessee 38115-4436

January 28, 2014

NewPage Holdings Inc.
8540 Gander Creek Drive
Miamisburg, Ohio 45342
Attention: Board of Directors and General Counsel

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
Attention: Joseph Frumkin and Melissa Sawyer

Ladies and Gentlemen:

       Re:    Exchange Offers and Consent Solicitations

Reference is made to that certain Agreement and Plan of Merger, dated as of January 3, 2014, by and among Verso Paper Corp. (“Verso”), Verso Merger Sub Inc. and NewPage Holdings Inc. (as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and conditions, the “Merger Agreement”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Merger Agreement.

I am writing on Verso’s behalf to inform you that as of the date hereof, the holders of substantially fewer Verso Junior Notes as compared to the minimum participation thresholds have tendered their notes and provided their consents in the Exchange Offers and Consent Solicitations being conducted by Verso Paper Holdings and Verso Paper Inc. The aggregate principal amount of Verso Junior Notes tendered and consenting thus far is below the percentage required to satisfy the condition set forth in Section 6.1(e) of the Merger Agreement. Based on this fact and the large disparity between what a group of nonparticipating holders of Verso Second Lien Notes has requested and what Verso is able to offer under the Merger Agreement, Verso is concerned about its ability to satisfy the condition and thus close the Merger.

As you are aware, the Exchange Offers and Consent Solicitations expire on February 10, 2014. We will update you as more information becomes available. Please do not hesitate to call if you would like to discuss further.

Sincerely,

/s/ David J. Paterson

David J. Paterson
President and Chief Executive Officer

cc:
Apollo Global Management, LLC
9 West 57th Street, 43rd Floor
New York, NY 10019
Telecopy: (212) 515-3288
Attention: Scott Kleinman and General Counsel

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telecopy: (212) 446-6460
Attention: Taurie M. Zeitzer and Joshua Kogan